EXHIBIT 99.1

PRESS RELEASE

Bitzio to Acquire Grandstand Sports & Memorabilia

Merger to Create Unique Multi-Channel Business Focused on Sports and Entertainment Fan-Based Communities

San Francisco, Calif. and New York, New York – February 19, 2013 – Bitzio, Inc. (OTCQB: BTZO), a leading mobile media and app company, has entered into a letter of intent to acquire New York City-based Grandstand Sports and Memorabilia.

Founded in 1999, Grandstand is one of the largest providers of unique memorabilia in the sports and entertainment industry. Grandstand generated $11 million in revenues in 2012, with a large focus of its business on fundraising events and charity auctions. Grandstand’s exclusive signings have included Olympic gold medalist Michael Phelps and world-renowned soccer player Pele.

The combined company will create a unique multi-channel business singularly focused on sports and entertainment fans and their communities. Through merging Bitzio’s deep digital marketing expertise and fan reach with Grandstand’s solid roots and history in sports and entertainment products, the new Bitzio will be well positioned as a leader in connecting fans to their favorite athletes, teams and celebrities across online and offline channels. The platform will bring together physical products, virtual goods, e-commerce, offline commerce, digital engagement and physical experiences all centered around one common thread: the fanatic.

“This transformative acquisition unites the unique and profitable niche of Grandstand Sports with the digital marketing know-how of Bitzio,” said Peter Henricsson, president and CEO of Bitzio. “The result will be a new, state-of-the-art multi-channel platform that will engage very specific, eager fan bases by connecting them to their favorite celebrities and sports idols and monetizing key steps of the engagement. Grandstand also brings with it invaluable assets in terms of its employees and management team, particularly its founder.”

Grandstand's founder and president, Howard Schwartz, is a well-known and respected member of the sports and entertainment memorabilia industry that he has served for more than 15 years. His expertise and extensive industry knowledge is regularly sought on issues of authentication and industry matters, including appearances on major news outlets like CNBC and MSNBC. He has participated in more than 700 autograph signings, and has established numerous long-term and personal relationships with players and agents.

“Together, we plan to leverage our mutually deep industry relationships and marketing partnerships to secure new licensing agreements in the coming months, as well as roll-out new digital initiatives for Grandstand,” added Henricsson.

According to Schwartz: “In Bitzio, we have found an ideal partner who shares our passion for providing fans of all kinds a unique, personalized connection to their favorite athletes or celebrities. Bitzio has the technological and digital marketing expertise that we have long needed to support the expansion of our offline business into the world of e-commerce and mobile devices. Our complementary businesses provide new opportunities for growth and market expansion, particularly in the cross-selling of merchandise and the combination of our mutual fan-base communities and customers.”

Following the acquisition, Bitzio expects to generate revenue from the planned roll out of its current apps under license, along with the continued sale of memorabilia and experience packages through Grandstand’s retail, charity and wholesale channels. In addition, significant growth is expected from the planned development of the combined company’s e-commerce platform to complement these existing channels, including integrating Bitzio’s in-app purchase model.

Bitzio will acquire Grandstand for a combination of cash, a seller note and restricted shares of Bitzio common stock, as well as certain performance-based cash earn-outs. The closing of the acquisition is contingent upon Bitzio securing certain financing arrangements and completing a capital restructuring, including converting certain of its outstanding securities and obligations. The acquisition is expected to close during the second quarter of 2013.

Core Equity Group LLC, through Merriman Capital, Inc. member FINRA & SIPC is acting as the lead financial advisor to Bitzio in the financing transaction, and as financial advisor to Grandstand Sports & Memorabilia with respect to the acquisition.

About Grandstand Sports & Memorabilia, Inc.
Grandstand Sports & Memorabilia is one of the largest providers of unique memorabilia in the sports and entertainment industry. Grandstand has built its reputation as a complete and trusted source in sports and entertainment memorabilia by providing a large selection of authentic memorabilia products both domestically and internationally. The company’s products are produced and/or acquired through autograph signings and exclusive relationships with professional athletes and celebrities. Athletes contracted exclusively by Grandstand have included Michael Phelps, the 1980 “Miracle on Ice” Hockey Team, Andy Roddick and Pele, among several others. For more information, visit www.grandstandsports.com.

About Merriman Capital, Inc.
Merriman Capital, Inc. is an investment banking firm providing equity and options execution services, market making, and differentiated research for high growth companies. The firm also provides capital raising, advisory, and M&A services. Merriman Capital, Inc. is a wholly owned subsidiary of Merriman Holdings, Inc. (OTCQX: MERR) and is the leading investment banking firm for OTCQX companies. For more information, please go to http://www.merrimanco.com/.

Merriman Capital, Inc. is a registered broker-dealer and member of The Financial Industry Regulatory Authority (FINRA) http://www.finra.org/ and the Securities Investor Protection Corporation (SIPC) http://www.sipc.org/.

About Bitzio, Inc.
Bitzio is a leading mobile media and app development company focused on connecting fans of large entertainment and sports properties with the players, celebrities and teams they love. For more information, visit www.bitzio.com or connect on Twitter and Facebook.

Bitzio's full company description and important cautions regarding forward-looking statements made in this release are available at www.bitzio.com/boilerplate.

For Investor Inquiries:
Matt Glover or Michael Koehler
Liolios Group
Phone: 949.574.3860
Email: BTZO@liolios.com

For Media Inquiries:
Amy Chilla
Innova Communications
Phone: 949.573.7830
Email: achilla@teaminnova.com